Manhattan Associates Elects Juan Perez to its Board of Directors

ATLANTA, October 27, 2026 – Manhattan Associates Inc. (NASDAQ: MANH), a global leader in supply chain commerce solutions, today announced that its Board of Directors has elected Juan Perez, a seasoned technology executive and advisor, to the Board, effective January 28, 2027.

Mr. Perez brings extensive experience leading enterprise transformation, digital strategy, governance and operational excellence across global organizations. Most recently, he served as Executive Vice President and Chief Information Officer at Salesforce, Inc., where he led Global IT, Global Business Services, Data & Analytics, and Transformation. He also helped establish and lead Salesforce’s AI Council, guiding the responsible adoption of AI to improve decision-making and business performance.

Before joining Salesforce, Mr. Perez spent more than 30 years at UPS, where he ultimately served as Chief Information and Engineering Officer and a member of the Executive Leadership Team. He is a two-time recipient of the Global ORBIE CIO of the Year Award and has received the Forbes CIO Innovation Award. He has also been recognized by CIO Magazine, HITEC, Hispanic Executive and GeorgiaCIO. Additional honors include the Distinguished Mexican Abroad Award from the Government of Mexico, the Héctor P. García Legacy Award and the USC Latino Alumni Visionary Award.

Commenting on his election to the Board, Mr. Perez stated, “I have followed Manhattan’s journey for years and am excited to join this innovative, industry-leading company. I look forward to contributing to its continued innovation, growth and success.”

“I'm delighted to welcome Juan to our Board,” said Thomas E. Noonan, Lead Independent Director of Manhattan’s Board. “His extensive business leadership, strategic technology and digital commerce expertise, and successful tenure in senior operating roles perfectly position him to make significant contributions to Manhattan.”

Mr. Perez currently serves on the boards of Wabtec Corporation, American International Group, Inc. (AIG), and Nexcess Corp.

ABOUT MANHATTAN ASSOCIATES

Manhattan Associates is a global technology leader, providing supply chain and omnichannel commerce solutions with unmatched AI capabilities. We design, build and offer best-in-class, AI-powered, cloud-based solutions that drive resilience and efficiency for businesses. We enable enterprises to uniquely unify front-end sales with back-end supply chain execution.

Our commitment to innovation, cloud-native platform and API-first architecture create simpler experiences and faster paths to value for our customers. We empower them to preempt and react to emerging trends and global disruptions with technical expertise and operational confidence, transforming challenges into competitive advantage. For more information, please visit www.manh.com.

Press Contact:

Devika Goel

Manhattan Associates

Dgoel@manh.com